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                                  EXHIBIT 10.26

                              CONSULTING AGREEMENT

         This Consulting agreement ("Agreement") is entered into this 27th day of February 1997 by and between Financial Intranet Inc., formerly Wee Wees Inc., (hereinafter referred to as "FNTN"), with principle offices at 50 Broad Street New York, NY Suite 314 and Ms. Maura Marx (hereinafter referred to as "Ms. Marx") with principle residence at

         Whereas FNTN wishes to retain Ms. Marx as a consultant to FNTN during its development stages ; and

         Whereas FNTN contemplates entering into a long term employment with Ms. Marx as one of the considerations offered to Ms. Marx to undertake the consultancy activities with FNTN; and

         Whereas Ms. Marx wishes to aid FNTN as a consultant during its development stages; and

         Whereas Ms. Marx intends to accept, when and if offered by FNTN, an acceptable long term employment agreement;

         Now Therefore it is agreed as follows:

         1. The above preamble to this Agreement, representing the intent of Ms. Marx and FNTN to one and other is hereby incorporated and made part of this Agreement.

         2. FNTN, being unable, at this time, to offer and support a long term employment agreement with Ms. Man, agrees to retain Ms. Man as a paid consultant to aid FNTN to expand and implement its marketing activities and sales staff as more fully described in the original business plan attached hereto for reference purposes.

         3. FNTN agrees to pay to Ms. Marx a consulting fee, payable from funds when and if available on a priority basis , a monthly stipend of $5,417, (the "Consulting Fee") during the period commencing with the date of this Agreement and terminating upon the date that FNTN and Ms. Marx execute and enter into a mutually acceptable Employment Agreement,

         4. In the event FNTN does not pay the Consulting Fee to Ms. Marx for two (2) consecutive months, then in that event, Ms. Marx may, at her sole option, terminate this Agreement upon advising FNTN in writing of her intention to terminate her activities as a consultant.

         (A) Upon termination as provided for hereinabove, neither FNTN or Ms. Marx shall ha; e any further liability to each other with the exception that FNTN shall remain liable to pay to Ms. Marx any Consulting Fees due but not paid to Ms. Marx as well as any out of pocket expenses incurred or advanced by Ms. Marx for the account of FNTN in her furtherance of her consulting activities for FNTN under the terms of this Agreement.


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         5. FNTN shall advance or repay to Ms. Marx, as the case may be, for any out-of-pocket expenses incurred or advanced by Ms. Marx in performing her duties under the Agreement for the benefit of FNTN.

         (A) Any single expense in excess of fifty dollars ($50) shall require the approval of FNTN's President prior to Ms. Marx expending or incurring funds equal to or greater than any single expense of $50.

         6. It is the intent of this Agreement to establish a long term employment agreement between FNTN and Ms. Marx, at the earliest time, during which FNTN can implement the terms of the long term employment agreement provided that:

                  (B) This Agreement shall still be in effective at the time that employment agreement is offered by FNTN, accepted by Ms. Marx and executed by FNTN and Ms. Marx and approved by FNTN's President; and

                  (B) The term of the long term employment agreement shall be for a term not less than three (3) years with acceptable renewal clauses.; and

                  (C) During the term of this Agreement as well as during the term of the long term employment agreement, Ms. Marx shall act as FNTN's Acting Senior Vice President of Sales and Marketing and serve as FNTN's Senior Vice President FNTN.

         7. As an inducement for Ms. Marx to enter into this Agreement, FNTN agrees to provide to Ms. Marx a total of 500,000 shares of 50.001 par value of FNTN'S common stock, to be considered at being issued to Ms. Marx for a value of $500.00 and as an additional payment applied to the consulting activities to be provided by Ms. Marx to FNTN.

                  (A) The shares issued hereunder are being provided from FNTN's treasury shares and at a value equal to the par value of the shares since there is currently no market for the shares issued to Ms. Marx hereinabove).

                  (B) The shares to be issued hereunder shall be made available as soon as practical and shall be effectively issued the effective date of this Agreement as first written above.

         8. This Agreement may be terminated unilaterally by FNTN in the event Ms. Man an: FNTN has not negotiated, agreed to and executed a long term employment by and between FNTN and Ms. Marx by January 28, 1998.

                (A) Upon termination as provided for hereinabove, neither FNTN or Ms Marx shall have any further liability to each other with


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                the exception that FNTN shall remain liable to pay to Ms. Marx any Consulting Fees due but not paid to Ms. Marx as well as any out of pocket expenses incurred or advanced by for the account of FNTN in furtherance of consulting activities for FNTN under the terms of this Agreement.

         9. The terms of this Agreement have been approved by FNTN's Acting President.

         10. This Agreement shall be construed and interpreted under the laws of the state of New York.

         11. The terms of this Agreement has been negotiated between Ms. Marx and FNTN in New York City, New York State and represents the full understandings between the parties and may not be amended except by a writing signed by both parties.

Read and Agreed.

                                               FINANCIAL INTRANET, INC.


/S/Maura Marx                                  By: /s/Michael Sheppard
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